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                                                                    EXHIBIT 23.6
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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Evergreen Bancorp, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-4 related to the merger with Banknorth Group, Inc. of our audit report dated January 23, 1998, relating to the consolidated balance sheets of Evergreen Bancorp, Inc., and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Evergreen Bancorp, Inc., which is incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.



Albany, New York
November 25, 1998